Exhibit 8.1

LIST OF SUBSIDIARIES OF LOGITECH INTERNATIONAL S.A.

Name of Subsidiary	Jurisdiction of Incorporation
EUROPE
3Dconnexion Polaska Sp Z.o.o	Poland
3Dconnexion France EURL	France
3Dconnexion GmbH	Federal Republic of Germany
3Dconnexion Holding S.A.	Switzerland
Labtec Europe S.A.	Switzerland
Logi (U.K.) Ltd.	United Kingdom
Logitech (Jersey) Ltd.	Jersey, Channel Islands
Logitech 3D Holding GmbH	Federal Republic of Germany
Logitech Espana BCNSL	Spain
Logitech Europe S.A.	Switzerland
Logitech France SARL	Republic of France
Logitech GmbH	Federal Republic of Germany
Logitech Ireland Services Limited	Ireland
Logitech Italia SRL	Republic of Italy
Logitech Nordic AB	Sweden
Logitech Northern Europe B.V.	Kingdom of the Netherlands
Logitech S.A.	Switzerland

AMERICAS
3Dconnexion, Inc.	Delaware, USA
Labtec, Inc.	Massachusetts, USA
Logitech Australia Computer Peripherals Pty, Ltd.	Commonwealth of Australia
Logitech Canada, Inc.	Canada
Logitech, Inc.	California, USA

ASIA-PACIFIC
LogiCool Co. Ltd.	Japan
Logitech Far East, Ltd.	Taiwan, Republic of China
Logitech Hong Kong, Ltd.	Hong Kong
Logitech Korea, Ltd.	Korea
Logitech Singapore Pte., Ltd.	Republic of Singapore
Logitech Trading (Shanghai) Co. Ltd.	People’s Republic of China
Natural Computing, Inc.	Mauritius
Suzhou Logitech Computing Equipment Co. Ltd.	People’s Republic of China
Suzhou Logitech Electronic Co. Ltd.	People’s Republic of China

*	Due to local requirements, there are holders of nominal shares apart from Logitech.